For the fiscal period ended 06/30/05
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
SP PIMCO Total Return Portfolio

1.   Name of Issuer:  Government of France


2.   Date of Purchase:  February 23, 2005


3.   Number of Securities Purchased:  N/A


4.   Dollar Amount of Purchase:  PAR = 1,400,000.00 EUR


5.   Price Per Unit:  95.632


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  HSBC Bank PLC


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Dresdner Kleinwort Wasserstein

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